Exhibit 10.4

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (this “Agreement”), is made as of this 13th day of September, 2022 (“Effective Date”), by and between Dr. Calvin H. Knowlton (“Consultant”) and Tabula Rasa Healthcare, Inc. (“Company”).

W I T N E S S E T H:

WHEREAS, Consultant previously served as the Chief Executive Officer of Company (“CEO”) of Company;

WHEREAS, Consultant has terminated employment as the CEO pursuant to the terms and conditions of the Executive Transition and Separation Agreement, effective September 13, 2022 (the “Separation Agreement”) and Company wishes to retain Consultant to continue to provide certain consulting and advisory services as set forth in Paragraph 1 below; and

WHEREAS, Consultant has agreed to provide the consulting and advisory services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties and agreements set forth herein, Consultant and Company agree as follows:

1.          Services. During the Term (as defined in Paragraph 4 below), Consultant shall provide consulting and advisory services to Company’s Board of Directors and interim Chief Executive Officer on an as needed basis at the direction of Company’s Board of Directors, including assisting with the transition of key client relationships and strategic business partners and prospects (the “Services”). Consultant agrees to use reasonable best efforts in connection with performing the Services under this Agreement.

2.          Compensation. In exchange for the Services, Consultant shall be paid an hourly rate of $265.00 per hour, payable monthly in installments, over the Term.

3.          Term and Termination. This Agreement shall commence on the Effective Date and shall automatically terminate on December 31, 2022 (the “Term”); provided, that, this Agreement may be extended by mutual agreement of the parties and may be terminable by either party for any reason or no reason upon thirty (30) days advance written notice. The effective date of the termination set forth in the written notice will be the “Termination Date.”

4.          No Benefits; Taxes.

(a)        Consultant is not an employee of Company and will not be entitled to participate in, or receive any, benefit or right as a Company employee under any Company employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans, as a result of entering into this Agreement.

(b)        Consultant shall be responsible for all estimated, withholding, social security, disability, unemployment, self-employment and other taxes, imposed on Consultant by the federal government or any other domestic or non-domestic, federal, state, or local tax authority.

(c)        Company shall reimburse Consultant for reasonable expenses associated with rendering the Services; provided, however, that Consultant is not authorized to incur any expenses on behalf of Company without prior written consent of the Company’s Board of Directors, and all statements submitted by Consultant for services and expenses shall be in the form prescribed by Company and shall be accompanied by receipts for all expenses.

5.          Restrictive Covenant Obligations. Consultant acknowledges and agrees that Consultant is bound by the restrictive covenants set forth in the Separation Agreement.

6.          Delivery of Records. Upon the Termination Date, Consultant shall deliver to Company all correspondence, reports, keys, ID badge, records and any and all other documents pertaining to or containing information relative to the business of Company, and Consultant shall not remove any of such records either during the Term or upon the Termination Date.

7.          No Agency Relationship. This Agreement does not, and shall not be deemed to, make either party hereto the agent or legal representative of the other for any purpose whatsoever. Neither party shall have the right or authority to assume or create any obligations or responsibility whatsoever, express or implied, on behalf of or in the name of the other, or to bind the other in any respect whatsoever.

8.          Independent Contractor. In making and performing this Agreement, Consultant shall act at all times as an independent contractor and nothing contained in this Agreement shall be construed or implied to create between Consultant and Company an agency, partnership, or employee-employer relationship, or to create between Consultant and Company any other form of legal association or arrangement which imposes liability upon one party for the act or failure to act of the other party.

9.          Assignment. This Agreement shall be binding upon the parties hereto, the heirs, and legal representatives of Consultant and the successors and assigns of Company. The Consultant may not assign or otherwise transfer any of Consultant’s rights or obligations under this Agreement without the prior written consent of Company.

10.        Notices. Any notice required, permitted or intended to be given under this Agreement shall be in writing and shall be deemed to have been given only if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the appropriate address shown below, or such revised address as is delivered to the other party by the same means.

(a)        Notices to Company shall be addressed to Company in care of the Chairman of the Board of Directors at the corporate headquarters of Company.

(b)        Notices to Consultant shall be sent to the most recent address on file with Company.

11.        Entire Agreement. This Agreement and the Separation Agreement constitute the entire agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understandings between the parties and may only be changed by agreement in writing between the parties.

12.        Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey, without application of the principles of conflicts of laws.

13.        Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be considered original signatures.

14.        Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement the day and year first above written.

Tabula Rasa Healthcare, Inc.

By:	/s/ Brian W. Adams
Name: Brian W. Adams
Title: Interim Chief Executive Officer

Dr. Calvin H. Knowlton

/s/ Calvin H. Knowlton

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